Exhibit 21.1

Subsidiaries of Rice Energy Inc.

Name of Subsidiary	Jurisdiction of Organization
Rice Energy Appalachia, LLC	Delaware
Rice Energy Marketing LLC	Delaware
Rice Drilling B LLC	Delaware
Rice Drilling C LLC	Pennsylvania
Rice Drilling D LLC	Delaware
Rice Midstream Holdings LLC	Delaware
Rice Midstream Management LLC	Delaware
Rice Midstream Partners LP	Delaware
Rice Midstream OpCo LLC	Delaware
Rice Poseidon Midstream LLC	Delaware
Rice Olympus Midstream LLC	Delaware
Rice Water Services (OH) LLC	Delaware
Rice Water Services (PA) LLC	Delaware
Alpha Shale Holdings, LLC	Delaware
Alpha Shale Resources, LP	Delaware